Filed Pursuant to Rule 433

Registration No.: 333-195774 and 333-195774-04

Free Writing Prospectus dated October 29, 2015

Nissan Auto Lease Trust 2015-B

Issuing Entity

Nissan Auto Leasing LLC II	Nissan Motor Acceptance Corporation
Depositor	Sponsor and Servicer

The depositor has prepared a preliminary prospectus supplement dated October 29, 2015 and prospectus dated October 29, 2015 which describe the notes to be issued by the issuing entity. You should review the preliminary prospectus supplement and the prospectus in their entirety before deciding to purchase any of the notes.

Ratings

The depositor expects that the notes issued by the issuing entity will receive the indicated ratings from the nationally recognized statistical rating organizations, or “rating agencies,” listed below.

	Moody’s Investors Service, Inc.	Fitch Ratings, Inc.
Class A-1 Notes	P-1 (sf)	F1+sf
Class A-2a Notes	Aaa (sf)	AAAsf
Class A-2b Notes	Aaa (sf)	AAAsf
Class A-3 Notes	Aaa (sf)	AAAsf
Class A-4 Notes	Aaa (sf)	AAAsf

It is a condition to the issuance of the notes that, on the closing date, each class of the Class A notes receive the ratings listed above.

Underwriters

Citigroup	Mizuho Securities	SOCIETE GENERALE

The depositor has filed a registration statement (including a prospectus supplement and prospectus) with the Securities and Exchange Commission (“SEC”) (SEC File No. 333-195774) for the offering to which this communication relates. Before you invest, you should read the prospectus supplement and the prospectus in that registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus supplement and prospectus if you request it by calling 1-800-831-9146 or by emailing co@broadridge.com.